Exhibit 5.1

Carlton Fleming

+1 650 843 5865

cfleming@cooley.com

October 5, 2017

Rigel Pharmaceuticals, Inc.

1180 Veterans Boulevard

South San Francisco, CA 94060

Ladies and Gentlemen:

We have acted as counsel to Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 20,815,000 shares of the Company’s common stock, par value $0.001, which includes 2,715,000 shares for which the underwriters have been granted an option to purchase (the “Shares”), to be issued pursuant to that certain Underwriting Agreement (the “Agreement”), dated October 4, 2017, between the Company and Jefferies LLC and BMO Capital Markets Corp., as representatives of the underwriters named in Schedule I thereto, consisting of shares of common stock pursuant to Registration Statement No. 333-203956 (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the Registration Statement No. 333-220821 (together with the Initial Registration Statement, the “Registration Statements”), the prospectus included or incorporated by reference in the Registration Statements (the “Base Prospectus”), and the related prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

In rendering the opinion, we have assumed the genuineness and authenticity of all signatures on original documents, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; and the accuracy completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that any law other than that identified above is applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Agreement, the Registration Statements and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K and to the incorporation by reference of this opinion in the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Carlton Fleming
Carlton Fleming

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com